Press Release

UGI Corporation Elects Mario Longhi to its Board of Directors
April 22, 2020

Valley Forge, Pa., April 22 - UGI Corporation (NYSE: UGI) announced today that Mario Longhi was elected a director of UGI Corporation, effective April 20, 2020. Mr. Longhi retired from United States Steel Corporation in 2017, where he served in various capacities including as President and Chief Executive Officer from 2013 to 2017. United States Steel Corporation is a Fortune 250 company and an integrated producer and manufacturer of flat-rolled sheet and tubular steel products for a wide range of industries.
Frank S. Hermance, Chairman of UGI Corporation, said, “We are very excited to welcome Mario to our Board of Directors. Mario’s extensive leadership experience as a top executive of large, international companies will be a tremendous asset to UGI as we continue to drive our growth strategy and deliver value to our shareholders.”
Mr. Longhi previously served as President (2005 to 2011) and Chief Executive Officer (2006 to 2011) of Gerdau Ameristeel Corporation, and in roles of increasing responsibility during his more than 20-year career with Alcoa, Inc. Mr. Longhi currently serves as a director of Harsco Corporation, a provider of metal reclamation and resource recovery services (since 2017), and as a director of ITT Inc., a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets (since 2017).
About UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing in eleven states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

CONTACT INVESTOR RELATIONS
610-337-1000
Brendan Heck, ext. 6608
Shelly Oates, ext. 3202
Alanna Zahora, ext. 1004